As filed with the Securities and Exchange Commission on April 29, 2011
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Support.com, Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)		94-3282005 (I.R.S. Employer Identification No.)
1900 Seaport Blvd., 3rd Floor Redwood City, California 94063 (650) 556-9440 (Address of Principal Executive Offices Including Zip Code)
Support.com, Inc. 2011 Employee Stock Purchase Plan (Full title of the plan)
Greg Wrenn, Esq. General Counsel SUPPORT.COM, INC. 1900 Seaport Blvd., 3rd Floor Redwood City, California 94063 (Name and address of agent for service)
(650) 556-9440 (Telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share (1)(2)	1,000,000	$5.505	$5,505,000	$639.13

(1)
Represents the maximum number of shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Support.com, Inc., a Delaware corporation (the “Registrant”), that may become issuable pursuant to the Support.com, Inc. 2011 Employee Stock Purchase Plan (the “Plan”).

(2)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan, and any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)
Estimated solely for purposes of calculating the amount of the registration fee, calculated pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sales prices of the Common Stock on April 25, 2011 as reported on the Nasdaq Global Select Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.1

The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010; and

(b) The Registrant's Current Report on Form 8-K filed with the Commission on February 14, 2011; and

(c)  The description of Registrant’s Common Stock contained in Registrant’s registration statement on Form 8-A, filed June 27, 2000 (File No. 0-30901) pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “ Exchange Act “) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify these persons under specified circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “Act”). Article XI.B. of the Registrant’s Amended and Restated Certificate of Incorporation and Article XII of the Registrant’s Amended and Restated Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against specified liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 8. Exhibits

See the attached Exhibit Index on page 5, which is incorporated herein by reference.

Item 9. Undertakings

1.           The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

1 ADD FORMS 8-K OR 10-Q IF FILED BEFORE S-8 IS FILED.

SIGNATURES
Pursuant to the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 29th day of April, 2011.

SUPPORT.COM, INC.

By:   /s/ SHELLY SCHAFFER

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joshua Pickus and Shelly Schaffer, and each of them individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated:

Signature	Title	Date
/s/ JOSHUA PICKUS	Director, Chief Executive Officer and President (Principal Executive Officer)	April 29, 2011
/s/ SHELLY SCHAFFER	Chief Financial Officer and Senior Vice President of Finance and Administration (Principal Financial and Accounting Officer)	April 29, 2011
/S/ JIM STEPHENS	Chairman of the Board of Directors	April 28, 2011
/S/ SHAWN FARSHCHI	Director	April 27, 2011
/S/ MARK FRIES	Director	April 26, 2011
/s/ MICHAEL LINTON	Director	April 26, 2011
/s/ J. MARTIN O'MALLEY	Director	April 27, 2011
/s/ TONI PORTMANN	Director	April 28, 2011

Exhibit Index

Exhibit Number	Description of Exhibit
4.1	Support.com, Inc. 2011 Employee Stock Purchase Plan
5.1*	Opinion of Jones Day
23.1*	Consent of Independent Registered Public Accounting Firm
23.3*	Consent of Jones Day (included in Exhibit 5.1)
24.1*	Powers of Attorney (see signature page)
* Filed herewith.